Exhibit 10.8

Comprehensive Service Agreement

Party A:

Legal representative:

Party B:

Legal representative:

Whereas:

Party A intends to provide supply chain management services and needs to conduct long-term market research and market analysis on commodity trade, logistics, warehousing, market supply and demand, etc. Based on the rich business operations and wide customer resources of Party B in this industry, and in accordance with the principles of “honesty and trustworthiness, mutual benefit, equality and voluntariness”, and through friendly negotiations between both parties, the following agreement is reached:

1. Service items and scope

1. Party A agrees to hire Party B as a consulting service provider. Party B shall provide consulting services in one or more aspects, including market research on steel and other building materials, supplier distribution, market price fluctuations, futures operations, supply chain management analysis, industry competition analysis, financial structure analysis, and market relationship expansion.

2. Party B shall provide professional consulting services and suggestions to Party A on investment, financing, and supply chain management business.

3. Party B shall appoint personnel with professional market experience to provide transaction structure design, consulting, advice, and other services for the investment, financing, and supply chain management needs of the principal.

2. Service deliverables

Party A agrees that, considering the confidentiality of the service content and the special nature of the information provided by Party A, Party B may provide the service deliverables in writing or orally:

1. If the deliverables should be delivered in writing, Party B shall deliver the service deliverables in the form of a report according to Party A’s requirements;

2. For services that are not suitable for written delivery or requested by Party A to be provided orally or in any other form, Party A agrees that Party B shall provide services in accordance with the requirements of financial institutions, whether orally or in any other form.

3. Rights and Obligations of Party A

1. Rights of Party A

1.1 Party A has the right to review and make final decisions on the services provided by Party B to the cooperating units based on Party B’s suggestions.

1.2 Party A has the right to request Party B to keep confidential the relevant information provided by Party A, except as otherwise required by laws, regulations, and competent authorities.

2. Obligations of Party A

2.1 Cooperate with Party B’s work and provide necessary convenience for Party B to provide services.

2.2 At the request of Party B, provide Party B with basic materials and relevant information necessary for conducting consulting services.

2.3 Timely pay relevant fees and remuneration to Party B in accordance with the provisions of this contract.

4. Rights and Obligations of Party B

1. Rights of Party B

1.1 According to the needs of Party B to provide relevant services to Party A’s cooperative units, Party B may, with the consent of Party A, learn about the investment, planning, major business decisions, and other business management situations of Party A’s cooperative units.

1.2 Party B has the right to charge consulting service fees in accordance with the provisions of this contract.

2. Obligations of Party B

2.1 Party B shall, within the scope permitted by current laws and policies in China, adhere to the principles of honesty, diligence, and responsibility, and provide high-quality services to Party B’s customers.

2.2 Party B shall bear the obligation of confidentiality. Without the permission of Party B, Party B shall not provide (disclose) materials and documents submitted by Party B for use by Party B that Party B cannot obtain through other channels.

2.3 The service deliverables provided by Party B shall reflect the characteristics of professionalism, standardization, pertinence, and applicability, and achieve timely and efficient services that can meet the service needs of Party A. If the intentional or serious fault of Party B in providing services causes losses to Party A, Party B shall bear corresponding compensation responsibilities.

2.4 Party B shall fulfill its service responsibilities in accordance with legal and compliant requirements. If Party B encounters any illegal or irregular issues during the provision of services, it shall not be related to Party A.

5.Service period and the payment and collection of service fees

1. The period for Party B to provide the services specified in Article 1 of this contract shall be from ___________ to ___________.

2. Service fee: The amount of the consulting service fee is ________________yuan (including tax, in words:________________),The consulting service fee will be settled during the cooperation period.

3. Payment information of Party B:

Account Name:

Account:

Opening Bank:

4. Party B shall provide an invoice of equal amount before receiving payment, and Party A shall not make payment until receiving the invoice.

6.Confidentiality and Intellectual Property

1. The exclusive rights and copyrights of any information, data, and other similar rights (“Intellectual Property”) included in any services provided by Party B to Party A under this Agreement shall be solely owned by Party B. Unless otherwise agreed in this agreement, without the prior written consent of Party B, Party A shall not use, disclose, distribute or use any part or all of the intellectual property rights involved in the service results in any way that is contrary to the purpose of this agreement.

2. Party B and Party A shall strictly keep confidential the information, materials, and service results (including but not limited to the service results provided by Party B to customers and the materials or information exclusive to Party B, hereinafter referred to as “confidential information”) that they have learned of the other party. Both parties hereby undertake that without obtaining formal written authorization from the other party, neither party shall distribute, discuss or share confidential information with any third party. Either party shall only use the confidential information for the purposes related to this agreement and protect the confidential information from any unauthorized use or disclosure. Neither party shall disclose any confidential information to any third party without the written consent of the other party.

3. The service deliverables provided by Party B shall not infringe upon the intellectual property rights of any third party. In case of any intellectual property infringement disputes arising from Party B’s services or service results, Party B shall be responsible for handling and assuming corresponding responsibilities. Party A shall not bear any responsibility. If Party A suffers losses as a result, Party B shall compensate in full.

7.Effectiveness of the contract

1.This contract shall come into effect upon the affixing of the official seal and the seal of the legal representative by Party B, as well as the affixing of the official seal and the seal of the operator by Party B.

2. If there are any matters not covered herein, both parties shall actively negotiate based on the principle of mutual understanding and may sign a supplementary agreement. The supplementary agreement has the same legal effect as this contract.

8. Dispute resolution

1. All disputes arising from or in connection with the performance of this contract shall be resolved through friendly consultation.

2..If both parties fail to reach an agreement through consultation, they shall file a lawsuit with the people’s court where the plaintiff is located for litigation resolution.

3. This contract is made in duplicate, with each party holding one copy, which has equal legal effect.

Party A (official seal):	Party B (official seal):

Legal representative:	Legal representative: